UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2017

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	46-2457757
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia, 23059

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (804) 433-1522

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 24, 2017, Straight Path Communications Inc., a Delaware corporation (the “Company”), entered into a Settlement Agreement and Release (the “Settlement Agreement”) with IDT Corporation, a Delaware corporation (“IDT”), PR-SP IP Holdings LLC, a Delaware limited liability company (“Assignee”), and Straight Path IP Group, Inc., a Delaware corporation (which was subsequently converted into a Delaware limited liability company, “SPIP”), upon the terms of the binding term sheet entered into between the Company and IDT on April 9, 2017, and pursuant to which the Company and IDT each granted a complete and final mutual release of potential indemnification claims asserted by each of the Company and IDT in connection with liabilities that may exist or arise relating to the subject matter of the investigation by (including but not limited to fines, fees or penalties imposed by) the Federal Communications Commission (the “Mutual Release”). IDT paid the Company an aggregate amount of $16 million in cash, of which $10 million will be allocated toward the settlement of claims and in consideration of the Mutual Release and $6 million will be allocated to the transfer of shares of Straight Path IP Group Holding, Inc. (“New SPIP”), which holds the majority of the equity of SPIP, held by the Company to IDT.

SPIP holds intellectual property primarily related to communications over computer networks. IDT or Assignee will manage the business of SPIP, pursuant to an amended and restated limited liability company agreement (the “LLC Agreement”), which consists of asserting, defending and prosecuting patent rights (including ownership, license or other rights) owned by SPIP. The Company retained an equity interest in SPIP representing an entitlement to 22 percent of the net proceeds, if any, received by SPIP from any license, transfer or assignment of any of the patent rights held by SPIP, or any settlement, award or judgment involving any of the patent rights (including any net proceeds received after the closing of the merger of the Company with Waves Merger Sub I, Inc., a subsidiary of Verizon Communications Inc. (the “Merger”)). Concurrently with the entry into the Settlement Agreement, the Company formed a Delaware statutory trust (the “Trust”) and named the independent directors of the Company as the initial trustees of the Trust. The Company agreed to contribute to the Trust (a) $4.5 million in cash and (b) its equity interest in SPIP representing an entitlement to 22 percent of the net proceeds from the SPIP patent portfolio as described above. The stockholders of the Company as of the Record Date (as defined below) will be named as the beneficiaries of the Trust, and will therefore be indirectly entitled to receive 22 percent of net proceeds, if any, from the SPIP patent portfolio. The stockholders of the Company as of the Record Date will remain the beneficiaries of the Trust after the closing of the Merger. Any distributions from the Trust will be subject to withholding for expenses and other charges. The Settlement Agreement was negotiated and approved by a special committee of the independent directors of the Company.

The Company plans to consult with its special committee of independent directors to select the record date for determination of the stockholders to be designated as beneficiaries under the Trust (the “Record Date”). The Company will announce the Record Date once it has been determined. The selection of the Record Date and additional information regarding the Trust will be provided by the Company in due course.

In connection with the Settlement Agreement, the Company entered into an amendment (the “Amendment”) to the previously disclosed Loan Agreement (together with the related ancillary document, the “Loan Documents”) with a syndicate of investors, led by CF Special Situation Fund I, LP (collectively, the “Lenders”) pursuant to which the Company borrowed from the Lenders $17.5 million (the “Loan”) under the terms and conditions set forth in the Loan Agreement. Under the Amendment (i) the maturity date of the Loan was extended from December 31, 2017 to the earlier of (x) March 31, 2018 or (y) the consummation of the Merger; (ii) the Collateral Agent (as such term is defined in the Loan Documents) consented to the sale of New SPIP; (iii) the Lenders waived the requirements of the Loan Documents regarding the payment and application of any proceeds in excess of $8.5 million from the sale of the Company’s interest in SPIP; (iv) the Lenders provided a full and unconditional release of any and all liens on the assets of, and equity interests in, SPIP; (v) the Company repaid $8.5 million of the Loan; and (vi) the Company paid an amendment fee of $38,754 (which is equal to one percent (1%) of the aggregate outstanding principal amount of the loan on the date of the amendment, after giving effect to the $8.5 million payment), and reimbursed the Lenders for up to $8,000 for legal fees incurred in connection with the Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

Dated: October 30, 2017	By:	/s/ Jonathan Rand
Name: Jonathan Rand
Title: Chief Financial Officer

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